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                        [Wisconsin Electric Letterhead]

                                                                   Exhibit 23.5


August 6, 2003

Wisconsin Gas Company
231 West Michigan Street
P. O. Box 2046
Milwaukee, WI 53201

Ladies and Gentlemen:

I hereby consent to the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement on Form S-3 relating to Debt Securities which you are filing under the Securities Act of 1933. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ A. William Finke

A. William Finke
Counsel